EXHIBIT 99.1

Berkshire Hills Announces Quarterly Shareholder Dividends

BOSTON, June 18, 2020 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that its Board of Directors has approved a quarterly cash dividend of $0.24 per common share to shareholders of record at the close of business on June 29, 2020 payable on July 6, 2020. Effective for the same dates, the Board also approved a quarterly cash dividend on preferred stock of $0.48 per preferred share.
BACKGROUND
Headquartered in Boston, Berkshire Hills Bancorp is the parent of Berkshire Bank, with approximately $13.2 billion in assets and operating 130 banking offices in seven Northeastern states.  The Bank is transforming into a 21st century community bank pursuing purpose driven performance based on its Be FIRST corporate responsibility culture.  It provides business and consumer banking, mortgage, wealth management, investment and insurance services.  Berkshire Bank was awarded the Top Corporate Steward Citizens award by the US Chamber of Commerce Foundation in 2019 for the small – middle market business category.    To learn more about the bank, visit www.berkshirebank.com, call 800- 773-5601 or follow us on: Facebook, Twitter, Instagram and, LinkedIn.

CONTACT
Investor Relations Contact
David Gonci; Capital Markets Director; 413-281-1973